Exhibit 99.2

IDEX Corporation Q2 2016 Earnings Conference Call
July-19-2016
Confirmation #13620006

IDEX CORPORATION
Q2 2016 Earnings Conference Call
July-19-2016
Confirmation #13620006

Operator: Greetings and welcome to the Second Quarter 2016 IDEX Corporation Earnings Conference Call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Michael Yates, Vice President and Chief Accounting Officer. Thank you, Mr. Yates. You may now begin.

Mr. Michael Yates: Thank you, Rob.

Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for a discussion of the IDEX second quarter financial highlights.

Last night, we issued a press release outlining our company's financial and operating performance for the three month period ending June 30th, 2016. The press release, along with the presentation slides to be used during today's webcast, can be accessed on our company's website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Heath Mitts, our Chief Financial Officer.

The format for our call today is as follows - we will begin with Andy providing an overview of the second quarter financial results, and then he will provide an update on our markets, what we're seeing in the world and discuss our capital deployment. He will then walk you through the operating performance within each of our segments. And finally, we will wrap up with an outlook for the third quarter and full year 2016. Following our prepared remarks, we'll then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 877-660-6853 and entering conference ID 13620006. Or, you may simply may log onto the company's home page for the webcast replay.

As we begin, a brief reminder - this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.

With that, I'll turn this call over to our Chairman and CEO, Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike.

I appreciate everyone joining us here for our second quarter 2016 discussion. As Mike said, I'm gonna start off here with just a little bit of an overview, uh, before getting into some more detailed commentary.

Just as a highlight, as an overview here, we had strong execution, especially from the bottom line perspective here in the second quarter. The second quarter economic picture is still pretty mixed. Uh, if you look at the North American industrial markets, especially on a year-over-year basis, that continues to be pretty soft.

However, we have started to see some sequential improvement in those markets specifically within FMT and with HST which gives us some positive reaction.

If you look at our consumer facing businesses or those things that touch the consumer in one way or another, life sciences, automotive, dispensing, and if you look at the municipal facing businesses of water, fire and rescue, those all remain pretty solid. The question marks that really exist out there on top of the overall North American industrial environment and the direction that's gonna take is really around China, which continues to be soft, and obviously the questions around BREXIT and how that's gonna impact the overall European economic conditions, and as we look at the industrial markets and we think about the impact and the derivative impacts of the oil and gas business, how that's gonna play out here for the balance of the year.

The bottom line, however, is, you know, given continued questionable market conditions, I think our team has done a very good job in the second quarter in terms of execution.

As I mentioned, we did see some sequential improvement. We saw throughout the quarter a ratable increase in business. We had $168 million May, $177 million--excuse me--$168 million April, $177 million May and $184 million June in terms of orders. And in June, we delivered about $200 million in sales, which drove most of the operational improvement that we've talked about.

So, we're still very cognizant of the challenges that are out there in the marketplace. We've done a great job controlling cost and driving margin. And overall, this has produced pretty strong results that we saw in the quarter.

Orders and sales were up 5 and 7 percent respectively. Organically, they were down 2 and 1 percent respectively. Our GAAP EPS was 99 cents, which is up 10 cents, 11 percent higher than a year ago. And we had operating margin of 20.6 percent, which was down 70 basis points. And I'll get into that here in a little bit, but that was really impacted by the fair value step up for Akron Brass and the remaining continued consideration for CIDRA. But, again, I'll talk about that in more detail in a minute.

In terms of our commitment to strategic acquisitions, we've continued to drive that strategic priority. On July 1st, we completed the acquisition of AWG. They're a leader in the European fire and safety markets, and they're a terrific fit with Akron Brass in our existing fire and rescue platform. And so, really, it's just--it's wonderful to invite AWG into our family.

Additionally, in the second quarter, we completed the private placement of $200 million of senior notes. Our quarterly dividend of 34 cents was up 6 percent year-over-year. And we continued, albeit at a slower pace, our repurchase plan, and our M&A pipeline remains robust.

Like I think everybody out there in the marketplace, we're still not certain exactly what BREXIT's gonna mean for us in the longer term. In the shorter term, it did have an impact on us in the quarter. And as we look at the second half, if we assume, that the rates remain the same between the dollar, the pound and the euro, we will have some translation pressure in the second half of the year.

Let me turn now and talk a little bit about core markets and geographies and what we're seeing out there. In terms of energy, the lack of demand is still a headwind for us, specifically in our energy platform at Band-It and at Sealing Solutions. And as we've stated before, you know, the lower energy prices, they do impact our industrial businesses from a derivative effect, and that's still a condition in the marketplace.

As we think about the industrial businesses, industrial distribution remains challenged, especially when compared to a year ago. But, as I said a second ago, we have seen signs of stabilization in the marketplace.

Ag continues to be a challenge, also. Commodity prices have remained depressed in the second quarter. We don't expect that to rebound, as we've said for some time. But we have seen some stabilization there, too.

Scientific fluidics, continues to be strong across our markets in bio, analytical instrumentation and IVD, and we expect that to remain the same through the balance of the year. And as I said a moment ago, municipal's been a good story for us.

In terms of regions, in North America, the story really all, is about industrial distribution and how that's playing out. The--some signs of stability are a good note, but the picture remains pretty much the same as we've been talking about here for a couple of quarters.

In Europe, we actually have--we've over-delivered in Europe, around our dispensing and our water businesses in a tough environment, but certainly, the BREXIT decision leaves some question marks, that will have to play out here over the coming quarters.

And finally, in Asia, it's really a story of two major economies. One is China, that continues to struggle. That's not a surprise at all. We're managing that well. But the good news story for us has been India, and we've seen strong demand with fire, rescue, energy and dispensing, as we've executed throughout that region.

Let me turn to capital deployment for a moment here. You know, our capital deployment strategy for investing in long term growth, disciplined M&A, consistent dividends and opportunistic share repurchases remains unchanged. And as we look at our ability to deploy capital here in the future, we're in a really good position. We completed a $200 million private placement, the proceeds of which paid down our revolver. Today, we have about $500 million of availability on our revolver. That availability plus cash on hand gives us a lot of capability. In fact, we paid for AWG transaction completely out of cash from our balance sheet.

So, when you put together our balance sheet availability, cash on hand and what will be more than $500 million of free cash flow after paying dividends and after investing fuller in the company, we're gonna have north of $1 billion to deploy here over the next three years.

In terms of organic growth, the story remains the same. We continue to make investments to drive profitable growth for years to come. This year in particular, we've made specific bets in scientific fluidics, sealing, and our fire businesses, and they're all positioned well for long term growth.

In terms of dividends, as I mentioned, we announced a 34 cent dividend here in the quarter, which is 6 percent above last year.

In terms of share repurchases, we bought back 726,000 shares this year for $56 million, and that's at about $77 a share on average.

In terms of M&A, we've had an active year, as you know. We purchased AWG on July 1st for 46 million euro, which has about $36 million of sales, and that complements well with Akron, which fits into our fire and rescue platform, and together along with our existing businesses really makes a market leading platform in that space.

In terms of M&A, the pipeline continues to be strong - really no change from what we discussed earlier in the year. All the work that we've done in continuing to cultivate our M&A pipeline has certainly paid off for us, and we expect it to do so again in the future.

Okay. With that, let's switch now to talk about results for the quarter. I'm on slide four. In Q2, we had $550 million of revenue, which is up 7 percent, down 1 percent organically. Orders are 529 million, which are up 5 percent, down 2 percent organically. On an organic basis--and both orders and sales has been challenged. However, as we look at the second half of the year, we are facing easier comps, and so we do expect to get to flat overall organic growth for the year.

Operating margin, as I mentioned earlier, was 20.6 percent, down 70 basis points, year-over-year. Similar to last quarter, our 2Q results include a few moving parts that I'll get to here on the next slide. Overall, again, I'm very, very, impressed with our team's ability to execute in the challenging environment.

Free cash flow was $80 million. This is 106 percent of net income. It was down $6 million from last year, but that's entirely due to some timing of some tax payments here in the US. And so, we'll get the benefit on a comparable basis here in the back half of the year.

And finally, net income came in at $75 million, with GAAP EPS at 99 cents, up 10 cents or 11 percent from last year.

So, let me just take a minute now, and I want to bridge for you the 99 cents of EPS on slide five here compared to the midpoint of the bridge, or the midpoint of the guidance that we gave you last quarter. So, turn to slide five for me, and you'll see in the bridge. The mid point of the guidance, from a quarter ago was 92 cents, and we delivered 99 cents, and just let me walk you through the elements of the bridge.

First was very solid execution that gave us about two points better beat in the quarter. Lower inventory step-up gave us another two pennies from Akron Brass was lower than expected. We had the reversal of a contingent consideration of $1 million from CIDRA, and that gave us a penny of benefit. We had a lower tax rate from an excess tax benefit for the new accounting for share based compensation. That gave us a penny. And we also got a penny from the rapid change in the exchange rate between the dollar and the British pound here with the BREXIT announcement, and that gave us a penny, too. So, all told, when you add that up, uh, that is the seven cents of beat versus the midpoint of our expectations.

Let me transition now to the segment discussion. I'm on slide six, and we'll start with food metering. In the second quarter, organic orders decreased one point, while organic sales increased 1 percent. And I know it's a small number, but this is the first increase in organic sales we've had in FMT since the first quarter of 2015.

Margins were up 20 basis points, driven by an increase in volume in energy. Specifically within energy, we saw a stronger aviation market that was offset with a mobile market that was softer. And we did ship a few large international projects in the second quarter that have been delayed for several quarters, and we'd mentioned that in the past, but those kind of all came here in the second quarter. The delivery of this business really was the bulk of the over-performance here in terms of operational over-performance.

Water had another good quarter. Sequentially, they continued to improve, and they have over the last few quarters. The municipal markets remained, favorable and we've had just a great profit execution out of the team at water.

Industrial, as I mentioned before, continues to be soft on a year-over-year basis, but we are seeing some signs of stability, which is encouraging. And we've done really a great job around cost control and profit execution, in our industrial businesses in FMT.

And then, finally, continues to be soft. We expect it to be so, for the balance of the year, but it's certainly not deteriorating any further.

With that, let's turn to slide seven, and we'll talk about health and science. Overall, the life sciences and the scientific markets remained strong and steady, with softness, in those businesses that are facing, the industrial marketplace. Organic sales, were--excuse me--organic orders were flat in the quarter, and organic sales were down 2 percent. And operating margins were down 30 basis points, really from the lower volume in the industrial portion of the segment.

Scientific fluidics continues to be a good news story. Orders and sales, continue to be up in all markets over 2015. We've seen strength in analytical instrumentation, bio and IVD. Uh, all of those marketplaces continue to deliver, and again, we expect that to do so for the balance of the year.

In terms of sealing solutions, we had an up-tick in Q2, really coming out of strength in our semiconductor business, although it was offset in many parts by weakness in oil and gas and heavy equipment.

HST industrial, which I mentioned earlier, that has had dynamics that are very, very similar to what we've seen within FMT. And so, we are still seeing, negatives on a year-over-year basis, but again, some signs of stability on a sequential basis.

And then, finally, at MPT, we had some strength in Asia with some shipments of some projects, so we had a decent quarter at MPT.

Okay. I'm on our final segment, diversified, on slide eight. Organic orders were down nine points in the quarter with sales, organic sales down one point, and operating margins were down 400 basis points versus prior year. That being said, the real impact here came from, the remaining inventory step-up at Akron Brass, which was $3.6 million. If you exclude that, operating margins came in at 26.6 percent, which is down 150 basis points versus last year. But, remember, this is our full, our first full quarter of having Akron into the business. And I'd also ask you to remember that, in the second quarter, we're gonna see 2 million more of fair value inventory step-up for AWG.

Dispensing continues to outperform. Exmark has been a true success story for us, especially in developing markets. We shipped our 25,000 units in the quarter. And remember, we launched this just three years ago. This is a great example of our team's ability to drive organic growth.

In first and rescue, again, we welcomed AWG and Akron into the family. It gives us a terrific market leading position.

Rescue continues to struggle in the international markets and has for several quarters now. We've had a great launch of our StrongArm technology, which we think is gonna be a real success for us.

Finally, Band-It - the transportation business within Band-It, has been strong. But general, industrial and oil and gas continue to be challenged overall. We did see, interestingly enough, some improvement in business as oil prices reached over $50. And while I certainly wouldn't call that a recovery, it's certainly an interesting data point to see how that tracked so closely, uh, as we saw oil break $50 a barrel in the quarter until it settles back down.

Okay, I'm on the final slide, slide nine. Let me give you some guidance here for the third quarter and also for the balance of 2016.

In Q3, we expect EPS to be 90 to 92 cents, and--but, just please remember that that includes, 2 cents of inventory charge associated with AWG, and we're gonna get a penny of pressure from the additional interest expense from the private placement that we did in June.

Operating margins will come in at about 20.5 percent. We expect organic revenue to be flat. In Q3, the tax rate should be about 27 percent.

If you look at the full year, we're maintaining our guidance at 3.70 to 3.75. Also remember we're gonna have two pennies of interest expense from the private placement and as well as a penny of incremental impact from AWG for the fair value step-up charges, and we'll also have some impact from purchase accounting amortization.

For the full year, we're still expecting revenue to be approximately flat. Operating margins should come in at 20.5 to 21 percent. CapEx should be 40 to 45 million. Free cash flow we're expecting to be at about 120 percent of net income. And for the full year, we're expecting a share reduction of about 1 percent for the year.

As always, remember to exclude any impact of--from our guidance from acquisitions, either the cost or the benefits in the future.

With that, Rob, let me stop here, and let's turn it over for questions.

Operator: Thank you. At this time, we'll be conducting a question and answer session. If you'd like to ask a question, please press star, one on your telephone keypad, and a confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Thank you. Our first question comes from the line of Nathan Jones with Stifel. Please proceed with your questions.

Mr. Nathan Jones: Uh, good morning, Andy, Heath, Mike.

Mr. Andy Silvernail: Nathan, good morning.

Unidentified Man: Good morning.

Mr. Nathan Jones: Uh, Andy, could you just start by telling us how much those, uh, international energy projects contributed to the quarter?

Mr. Andy Silvernail: Yeah, it was about $6 million in total that we shipped pretty much in the last week of the month. So, it was substantial, and it flowed through at some pretty decent levels. And so, that's a big piece of the operational execution. And just remember, Nathan, this is stuff that's been sitting in backlog for an awful long time. It's pretty unpredictable when it ships. And both--well, actually, two or three of them just kind of broke at the exact same time.

Mr. Nathan Jones: Is there more that's still delayed sitting in backlog? Uh, you know, are there any other orders sitting in backlog, or is this, you know, truly something we should be thinking about as discreet?

Mr. Andy Silvernail: Not of substance, Nathan. You know, we've got some smaller things here and there. As you know, we don't have a lot of large things that tend to sit in backlog. These are things that are being shipped to North Africa, the Middle East, and they require letters of credit and an incredibly painful process typically to get them shipped.

And frankly, they're incredibly unpredictable, and we had not had them in our forecast. We actually had them in the forecast for later in the year, and they happened to break in the second quarter.

Mr. Nathan Jones: Okay.

And then just on the guidance for the rest of the year, you had about 2 percent organic decline in the first half.

Mr. Andy Silvernail: Yeah.

Mr. Nathan Jones: To get to flat, you need plus two in the second half. You know, I don't think the comps are that much easier in the second half than they are in the first half. Organic orders is still running negative.

Where does that incremental demand come from that can get you to flat organically from the year--for the year?

Mr. Heath Mitts: Nathan, this is Heath. Largely, it's the things that we have visibility to in the fourth quarter. As you know, there is a little bit of seasonality in some of our businesses, specifically around oil and gas and a few things on the rescue tool side. So, you know, it's our current outlook in terms of where we see the third and fourth quarter coming in, but most of that growth is gonna come from the fourth quarter numbers. And obviously, we'll get smarter over the next 90 days and sharpen our pencil if that changes.

Mr. Nathan Jones: Okay.

And I don't know that you're gonna be able to answer this question. You talked about industrial distribution stabilizing or maybe getting a little bit better sequentially. Do you have any visibility into what kind of end markets are helping there, or do you lose visibility once it gets into the distribution channel?

Mr. Andy Silvernail: You certainly lose visibility into the distribution channel, although I will say that the businesses that we saw it in tend to be pretty good predictors for us, so--with the exception of one. So, we saw strength at Viking--meaning when I say strength I mean stability, so not improvement necessarily, Nathan, but certainly the decrease stopped at Viking, at Rupp, and at the industrial businesses within the industrial distribution business within Band-It.

The one counter to that is we still saw some softness at Gast, and typically Gast kind of goes along with those other three. So, that was the one contraindicator. But, those other three were good signs.

Mr. Nathan Jones: And then I wonder if you could just give me a little bit more color on the comment that you made that you saw some improvement in oil and gas markets when the price got to $50 a barrel? Can you talk about, you know, where the demand improvement stabilization, whatever we would want to call it here, uh, came from being at, you know, upstream, midstream, downstream, MRO, you know--?

Mr. Andy Silvernail: --Yeah. That was--so, the comment was really specific to Band-It, which has very, very short cycle delivery, and it was more around the MRO marketplace. And so I think--you know, again, I want to be really clear. We're not calling for any kind of recovery. Just it really struck us how tightly correlated, the improvement in the Band-It MRO business was when that ticked above $50.

I just--what that tells me, Nathan, is just how tight the overall supply chain is and the fact that, when you do see recovery, I think it's gonna be--it's gonna come at a pace that's gonna move pretty quickly, especially around parts and service.

Mr. Nathan Jones: That's, uh, that's very helpful. I'm jump back in the line.

Operator: Our next question is coming from the line of Stephen Weininger with Bernstein Global. Please proceed with your questions.

Mr. Stephen Weininger: Hey, thanks and good morning, all.

Mr. Andy Silvernail: Good morning, Steve.

Mr. Stephen Weininger: Uh, just want to push on one of your answers to that last question. I think that second half, not only is a couple percent, but the fourth quarter is--means 4 percent implied.

Mr. Andy Silvernail: Yeah.

Mr. Stephen Weininger: And in fact, quarter-to-quarter, there really is no comp difference in total from a, you know, getting easier. So, can you push a little harder there to give us some comfort level that, all of a sudden, we jump to 4?

Mr. Andy Silvernail: Yeah. I think, first of all, Steve, you ought to keep it in perspective. That's a--to get there, that's a $550 million quarter, which is what we just did.

Mr. Stephen Weininger: Okay.

Mr. Andy Silvernail: Now we did burn some backlog in the second quarter. We'd expect that to reverse itself to some degree. So it's not--while the flat versus 4 or down 1 versus 4 seems like a giant number, recognize that, when you look at it from a comp perspective and you look at it on a sequential perspective, it's not that big a number. It's the same number we delivered this quarter.

Mr. Stephen Weininger: Okay, that's fair.

And then, um, just getting a little bit into that FSDP order decline, the 9 percent, uh, not--I think you--I understood what happened on the sales front. Is--are you seeing the same dynamics, though, in the order--would you attribute it to the same areas then?

Mr. Andy Silvernail: You know, that's just a more--remember, that's the most lumpy of our business, when it comes right down to it. And so, you'll see that disconnect between order and sales that you don't see in the other businesses. There's nothing there that jumps out to you that says that that is, you know, has a significant disconnect from history or that's a big red flag in the future. I don't see that happening.

Mr. Heath Mitts: Yeah, it's--Steve, that's--you know, obviously, that's the smallest segment. It's a little bit of the tyranny of small numbers a little bit in terms of just a couple million can swing it either way. So, I wouldn't read anything into that.

Mr. Stephen Weininger: Okay.

And one more, uh, question that I've been debating with, uh, investors is, uh, you know, in your last financial reporting, one of the things you guys had talked about was how, uh, revenue from new products introduced in the last three years has dropped to 8 percent. Uh, where is that--and I think it used to be 20 percent in prior years. Where is that trending these days, and what's been driving that number down?

Mr. Andy Silvernail: Yeah, Steve, I think you may have us confused with somebody else. We haven't reported any new product sales numbers in years--.

Mr. Stephen Weininger: --Um, it's in the last--it's in the 10K on page eight, um, from this year.

Mr. Andy Silvernail: I'll have to look at it.

Mr. Heath Mitts: Yeah.

Mr. Andy Silvernail: I'm not sure what you're referencing. I apologize. I'd have to--.

Mr. Stephen Weininger: --Okay.

Mr. Andy Silvernail: I'd have to--I'm happy to follow up with you on that.

Mr. Stephen Weininger: Yeah.

Mr. Andy Silvernail: But let me take a look.

Mr. Stephen Weininger: No, no problem. It's--but, it is there on page eight. It says new products from, uh--revenues from new products introduced in the last three years, so it's an MPVI reference. And I looked at it this morning, so I'd love to understand that--.

Mr. Andy Silvernail: --Yeah, I'll have to look at it, Steve. Sorry.

Mr. Stephen Weininger: Okay, okay, that's fine. We'll follow up offline. I'll pass it on. Thanks.

Mr. Andy Silvernail: No problem. Thanks, Steve.

Operator: The next question comes from the line of Matt McConnell with RBC. Please go ahead with your questions.

Mr. Matt McConnell: Thank you. Good morning.

Mr. Andy Silvernail: Hey, Matt.

Mr. Matt McConnell: You talked about the order ramp through the quarter, and, um, certainly each month got better. How does that compare to the normal seasonality within--so, was that ramp up in orders through the quarter the same as what you typically see or was it--were the underlining trends better?

Mr. Andy Silvernail: It was a little bit stronger, Matt, than what we had seen. Now, typically, you will see, you know, some difference between early on in the month--early on in the quarter to later on in the quarter.

But, it did improve, especially on a sales basis. But even on the orders, it was a little bit better than what we had seen in the past.

Mr. Matt McConnell: Okay, great.

Um, and then on the balance sheet, um, how much of your cash is accessible right now, because you did the private placement, um, ahead of a pretty strong cash, uh, generation period over the next couple of quarters, I would expect? So, of that 360 million, how much, uh, how much is kind of available if you were to have US needs?

Mr. Heath Mitts: Well, Matt--this is Heath. Most of that, as you can imagine, is offshore, and most of it resides in Europe with some in China, as well. So, it would be fair to say we could probably pretty easily get our hands on about 200 million of it without, having to do too much, on the tax side in terms of dividending things back and forth. But, it's somewhere between 150 and 200 would be easily assessable, and then all of a sudden, it gets a little more challenging.

Mr. Matt McConnell: Okay, great. Thanks very much.

Mr. Andy Silvernail: Thanks, Matt.

Operator: Our next question is from the line of Mike Halloran with Robert W. Baird. Please go ahead with your questions.

Mr. Mike Halloran: Hey. Morning, everyone.

Mr. Andy Silvernail: Good morning.

Mr. Mike Halloran: Um, hey, just a quick follow up on, well, Matt's first question - um, when you look at orders as they tracked through the quarter, did orders turn positive as you get to that June month with that ramp through the quarter, or are you still tracking modestly negative by the end of the quarter--?

Mr. Andy Silvernail: --You mean--?

Mr. Mike Halloran: --On a month-to-month basis--?

Mr. Andy Silvernail: --A June versus June comparison?

Mr. Mike Halloran: Yeah. Year-over-year, sorry.

Mr. Andy Silvernail: Yeah. You know, let me go back and look at that. I'm gonna say yes, but I don't have the number right in front of me. Just by the nature of where it was coming out in April versus where we ended for the quarter, the answer to that's gonna be yes, but I've got--let me caution you on that, right? Any one month of orders and/or sales is not a good barometer for direction.

Mr. Mike Halloran: No, no, absolutely, but, you know, orders turning positive for the first time in a while - um, just curious if that was the case.

So, uh--and then on the CapEx side, you guys lowered that from 50 to I think you said on the call 40 to 45. The deck says 45.

Mr. Andy Silvernail: Yeah.

Mr. Mike Halloran: Anything behind that, Andy, or is that just kind of normal mash nations?

Mr. Andy Silvernail: No, it's just normal stuff. You know, you end up typically, you come into the year with a pretty large wish list, right? And as the year gets down, as you look at the ability of the units to actually absorb the capital, it just tightens over time. That's a pretty natural pattern for us.

Mr. Mike Halloran: Right. So, it's tightening and not incremental concern from your perspective--?

Mr. Andy Silvernail: --No, no--.

Mr. Mike Halloran: --On the environment [unintelligible]?

Mr. Andy Silvernail: Not at all, no.

Mr. Mike Halloran: Great. Appreciate it.

Mr. Andy Silvernail: You bet, Mike. Take care.

Operator: Our next question is coming from the line of Allison Poliniak with Wells Fargo. Please proceed with your questions.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: Hi, Allison.

Ms. Allison Poliniak: Uh, Andy, can you just go back--I think it was Nathan that asked the question on stabilization. I think last quarter when we talked, you know, you noted some stabilization, but you still thought there was a lot of risk versus opportunities out there--.

Mr. Andy Silvernail: --Yep--.

Ms. Allison Poliniak: --Right now. I mean, has that changed at all for you in your thoughts?

Mr. Andy Silvernail: Yeah, I think it's--I think the bottom's come up a little bit, Allison. So I certainly am not gonna take away all the concern that I had. If I look back toward, you know, last quarter, the big concerns that I really had were around, you know, softness on the industrial side potentially, you know, moving into a recession, and then the really big questions on China and then finally, you know, just kind of the constant concerns in Europe.

And so, if I were to kind of step forward and say, you know, what's changed since then, China I'd say is exactly the same. I think, Europe, we've actually performed better. You know, we've had pretty strong performance specifically in dispensing and in water. But, the BREXIT stuff, it just puts a level of uncertainty that, frankly, it's hard to get your arms around, you know, what exactly that could mean.

So I'd say, you know, in total, I would say that's modestly worse than where we were a quarter ago. And in the US, with another quarter of stabilization in industrial, industrial distribution, I think that's modestly better.

Ms. Allison Poliniak: No, that's great. Thanks.

And then just on acquisitions, you know, you broadened obviously your pipeline. Um, is there any area that's maybe looking particularly more attractive in this environment or a product category that you guys are a little bit more focused on in that pipeline?

Mr. Andy Silvernail: You know, not necessarily. As you know, we kind of think of our pipeline around kind of four major areas, right - so, industrial fluids, HST components, engineered fastening and then around fire and safety.

So, if you look at our pipeline, it's pretty decent throughout. I will say that within, the HST world, things are still at really frothy levels, and so you're just not seeing as many opportunities, um, nor is the cultivation kind of moving along as, uh, as rapidly as you would love.

That being said, in the other three areas, it's pretty good. So, we're continuing to work that. You know, we work it every single month, so, um, it's just--it's an ongoing strategic process for us, and right now, it looks pretty decent.

Ms. Allison Poliniak: No, that’s great. Thank you, guys.

Mr. Andy Silvernail: Thank you.

Operator: Our next question is from the line of Charley Brady with SunTrust Robinson. Please go ahead with your questions.

Mr. Charley Brady: Hey, thanks. Good morning, guys.

Mr. Andy Silvernail: Good morning, Charley.

Mr. Charley Brady: Hey, just--I just want to comment on the commentary around the BREXIT commentary. I mean, you--are you hearing anything specific subsequent to that vote from a customers, or have you seen any movement in terms of projects being slowed or pushed out, or is it just kind of you don't know what's gonna happen yet, but nothing definitive from a customer base standpoint?

Mr. Andy Silvernail: Yeah, it's nothing definitive. And just to give you some, you know, kind of some sense of what it all looks like, right, so if you look at our total, um, uh, you know, revenue is about--it's about you know, 5 percent or so of the business that's moving through the UK. Our cost basis actually on a comparative basis is a little bit higher. So, we actually have a decent hedge there, all in all. So, I don't think we're gonna get pounded from a transactional or a translational perspective. It's pretty well hedged.

And so far, we haven't seen that play itself through except for how currencies have moved and what that's done on a translational basis.

I think the bigger concern for me, Charley, is if that starts, you know, contagion, right? That's the--you know, I think, you know, the UK in and of itself is not a huge concern. The bigger concern is if it starts to kind of--a snowball starts to roll here throughout Europe.

Mr. Charley Brady: Right. Thanks. That's helpful.

And just one more - on HST, can you give us a little more granularity on the industrial piece of that business? You know, how much was that off, and did you see, in terms of stabilization of that business, uh, improvement through the quarter, as well, or was it just kind of soft throughout?

Mr. Andy Silvernail: Except for Gast, right? So, Gast is a pretty good sized business for us, and it's a good profit generator. And unlike what we saw in FMT where we saw, you know, Viking and Rupp, we saw some really nice stabilization there, we did see continued softness into Gast.

And remember, Gast has a good chunk of its business that's going into the scientific world, and then it's got--you know, the majority of its business, frankly, that's general industrial. And it's the general industrial piece that continues to be soft.

And so, we're keeping an eye on it. But, if you look at four things that we kind of look at as early indicators, Viking, Rupp, Gast, and Band-IT, three of the four, certainly saw some positive signs from stabilization. Gast was the outlier.

Mr. Charley Brady: Great. Thanks.

Mr. Andy Silvernail: Yep.

Operator: Our next question is from the line of Scott Graham with BMO Capital Markets. Please go ahead with your question.

Mr. Scott Graham: Hey, good morning.

Mr. Andy Silvernail: Morning, Scott.

Mr. Scott Graham: So, um, you indicated that, during the quarter, that you felt better about orders. And I know, um, you talked about that on more on a sequential basis. And I think others in--are asking--I was going to ask the same thing about the year over year.

And you cited in particular feeling better about distribution. Yet, the distributors are kind of saying it went the other way--.

Mr. Andy Silvernail: --Yeah, yeah--.

Mr. Scott Graham: --In the middle of the quarter. So, I'm hoping you could help us with that a little bit, particularly the year over years would be helpful and the months.

Mr. Andy Silvernail: You've got to remember Scott, when you--the stuff that came out this morning from some of the distributors are the commodity distributors, right?

And we've played very minimally there. We're playing more on the value-added side of distribution that bring engineering content to work. So I fully recognize that what you saw specifically out of Granger here this morning, you know, flies in the face of some of the stuff that we saw in the quarter. But, remember, we just don't play a lot in their world of distribution.

Mr. Scott Graham: Uh, okay. Uh, I just would add that, um, MSC Industrial and, um, Fastenal, which are, you know, maybe a little bit more engineered than that, I--.

Mr. Andy Silvernail: --No, they're really not, Scott. They--those guys all play in that same world of pretty much commoditized piece parts, though.

Mr. Scott Graham: Okay. Fair enough.

Mr. Andy Silvernail: We touch them very modestly. Now, that being said, I fully--you know, we pay attention to them, too, and what's going on with--in the marketplace. And so, you know, I think that you're making an important point here.

You know, what we're seeing are signs of stability. To be very, very clear, we're not seeing signs of continued erosion. And I think, you know, what we were seeing in the marketplace and everyone had been seeing in the marketplace, certainly around anything that was commodities related and then the derivative impact had been, you know, continued negatives.

And where we're seeing some stability, you know, I know that's not exactly the most encouraging statement in the world, but stability to me is encouraging, given what we had been experiencing.

Mr. Scott Graham: No, look, I'm with--uh, stability is the new up, Andy. So, um--.

Mr. Andy Silvernail: --Doesn't feel very good, does it?

Mr. Scott Graham: Right, uh, no, it doesn't. Um, the other question I had was around pricing. Are you guys still pricing positive?

Mr. Andy Silvernail: We are. Yeah, we are.

Mr. Scott Graham: And there's still a gap between that and inflation.

Mr. Andy Silvernail: Yeah.

Mr. Heath Mitts: For sure, Scott. This is Heath. The numbers in Q2 were very consistent with what we've seen in the past, both on the absolute, gross pricing as well as the spread that we would see in that--in this environment.

Mr. Scott Graham: That's great. And maybe more specific to, um, uh, Allison's question earlier, is there, uh, something that you think in the second half that you guys could, uh, close, anything you're maybe in the--you know, further down the funnel, um, that you would say maybe we can get, uh, another nice sized deal closed in the second half?

Mr. Heath Mitts: Listen, Scott, we're--I'm going to give you an unfulfilling answer. And that is that we're always in different levels of diligence for a variety of different things. And some things break our way, and some things don't. And we'll see. But, the--you would expect that the process that we've followed historically would be consistent with what we would do for the remainder of this year and going forward.

Mr. Scott Graham: Yes, unfulfilling. Okay. Thanks.

Mr. Heath Mitts: [Unintelligible], Scott.

Mr. Scott Graham: Thank you, guys.

Operator: Our next question is from the line of Andrew Bar [sp] with Jefferies. Please go ahead with your question. Mr. Bar, uh, your line is open for questions.

Mr. Andrew Bar: Hey, good morning, Andy and, uh, Heath.

Mr. Andy Silvernail: Good morning.

Mr. Andrew Bar: Great. Uh, a question on the fourth quarter here, uh, you guys mentioned, you know, uh, as we look--uh, you know, we're looking at like core sales decline the first half. And core sales, you know, is expected to improve in the second half now.

That is more like fourth quarter driven here. Uh, could you give us some more clarity from segment perspective what is going to drive--which segment do you--do--we should think about?

Mr. Andy Silvernail: You--do you mean, to get to the 550 million for the fourth quarter?

Mr. Andrew Bar: Uh, yes.

Mr. Andy Silvernail: Yeah. So, again, you know, the answer--let me touch two things at--and then I'll--then to answer the question. The first one is I think--is to recognize that, you know, the 550 million is the identical number to what we just delivered. So, it's not like we're looking at a big--a giant step up here.

So, I think it's important to note that we're not calling for some massive breakout in sequential economic performance here in the fourth quarter. That being said, we do have some visibility with some of the larger chunks of business, um, that Heath mentioned earlier, that we see kind of moving us sequentially to that number.

We do have some natural seasonality. And so, when you put those two things together, it's just not a huge reach to get to that 550. Um, you know, and so, is it 445? Is it 555, you know, plus or minus? But around that number feels pretty good.

Mr. Andrew Bar: Right, yeah, because, you know, the second quarter, you just mentioned about, like, oil and gas, few projects which came in the last week of the quarter here, right? So, I'm just thinking about, like, are there any big buckets which you're looking at, uh, you know, whether it will be in FMT or HST?

We have seen a--just seen HST and FST kind of organically weak here for the first two quarters. And, uh, you know, uh, should we think about, like, some improvement in those markets, or should we bank more on the FMT side of the business to kind of drive?

Mr. Andy Silvernail: Well, our visibility in the fourth quarter is not dependent upon a lot of project activity. There are some natural things that would, uh, be more seasonal in nature in, for instance, energy business, but not necessarily project activity in that regard.

But, if you go back over time, I think you would see that Q2 and Q4 largely looks--

Mr. Heath Mitts: --Yeah--.

Mr. Andy Silvernail: --Look--have similar profiles.

Mr. Heath Mitts: Yeah, Andrew, the pattern that we're talking about is not abnormal at all.

Mr. Andrew Bar: Okay. Okay. And, uh, another question on the capital spending here, you know, somebody, uh, did mention that you lowered the CapEx here. Uh, any particular segment, or was it kind of broad based here, the $10 million?

Mr. Heath Mitts: No, we're fully funding the things that we outlined for the year. We're moving forward with the investment in the facility in China that we had talked about and we're actively investing in and pursuing investments.

So, this is more, Andrew, just a tightening of expectations, kind of given what we see, how people are going to absorb capital here through the balance of the year.

Mr. Andrew Bar: Okay. And lastly, just the--you know, uh, some questions on the incremental interest expense and the AWG, uh, you know, the step-up inventory charge for the third quarter, I think you did give some numbers. I just wanted to clarify if you can give those again.

Mr. Mike Yates: Hello. This is Mike Yates. In the third quarter, we'll have a $2 million, approximately $2 million charge within cost of sales for the AWG, step up, fair value inventory charge.

And for the back half of the year, interest expense will increase about 2 cents, about $1 million each quarter, as a result of the, $200 million private placement that we completed in June.

That's just the difference between the blended rate on the private placement of about 3.3 percent compared to the revolving credit, facility rate because we use the proceeds to repay down the revolver.

The revolver's about 1.5, 1.55 percent. So, that delta drives about 2 cents of incremental interest over the back half.

Mr. Andrew Bar: Thanks a lot, Mike. Thank you, guys.

Mr. Andy Silvernail: Thank you, Andrew.

Operator: Our next question's from the line of Brett Linzey with Vertical Research Partners. Please go ahead with your question.

Mr. Brett Linzey: Hi, good morning. Um--.

Mr. Andy Silvernail: --Morning, Brett--.

Mr. Brett Linzey: --Just wanted to come back to fire and safety. Uh, I was a little bit surprised, um, down revenues against a down 11 percent comp. Uh, certainly have some pressures in the rescue side of the business.

Could you just sort of unbundle the different businesses and, uh, you know, talk about those trends? And do you see any firming in some of the more challenged, you know, pieces as we look into the back half here?

Mr. Andy Silvernail: Yeah, so, first of all, Brett, again, as I mentioned before, you know, the disconnect between--you know, we--the 9 percent down organic, in orders, right, and--is--and the 1 percent in sales, that's a very typical--that gap between those two things is not substantial.

As you look across the businesses, again, the places that have been--have showed strength, dispensing showed strength, BAND-IT has continued to be weaker, right, whether--you know, because of the industrial exposure, compared to last year.

Rescue has been weaker. Really with the international rescue tools, marketplace continuing to be soft. The fire business has been okay, you know, generally. So, when you kind of put that together, that's, the bulk of the split.

Mr. Brett Linzey: Okay. And then I guess as you look at the BAND-IT piece and the rescue international, uh, as we look into the back half here, do the comps start to ease, or do you think that's--.

Mr. Andy Silvernail: --They do--.

Mr. Brett Linzey: --You know, sort of rolled into 2017?

Mr. Andy Silvernail: Yeah, yeah, they do to some degree. You know, from a BAND-IT perspective, it gets easier really around the oil and gas, side of the marketplace. Rescue's a little bit of a wild card just because, you know, it's been soft now--we're into, you know, a year and a half here, you know, frankly, of the rescue business, the international rescue business being soft.

Mind you, the U.S. business has been terrific. eDRAULIC 2.0 and now StrongArm have continued to be, you know, good pieces of business for us.

It's really around, countries that are buying through, you know, central purchasing that you've seen the weakness. Obviously, in the Middle East and in Asia, you know, with a lot of the crisis and that's gone on around the world there, that's been the weak part.

So, while theoretically, there are easy comps, we're expecting that business to be pretty soft here through the back half of the year.

Mr. Heath Mitts: I think on the organic front, uh, the comps specifically for fire and safety and diversified segment get much, much easier in the fourth quarter. So--.

Mr. Andy Silvernail: --In total--.

Mr. Heath Mitts: --In total for the segment. So, I think, in the third quarter, we can still see some pressure just based on where the prior year came in. But, in the fourth quarter, the--without much sequential improvement, we--quite a step up on the organics.

Mr. Brett Linzey: Okay. Great. Um, and I just wanted to come back to AWG and Akron. Uh, you've owned the businesses for a couple months now. You're kind of working through the integration process.

Uh, I guess, what's the margin opportunity you see today? Uh, and then, you know, separately, as you look at some of the selling channels, um, you know, top-line opportunities as you pull through those different products, um--.

Mr. Andy Silvernail: --Yep--.

Mr. Brett Linzey: --You know, how you thinking about the business in sort of the go-forward here?

Mr. Andy Silvernail: So, I think, with both of them, we're targeting about a 500 basis point profit improvement over a three-year period. And obviously, we would work to, you know, bring that forward as much as possible.

So, the basic economics of both businesses look very, very similar to our original fire business. And our fire business has meaningful--meaningfully better overall economics, that we think we can get close to with both Akron and AWG, over time.

So, we're going to see a nice improvement in profitability, and therefore, you know, driving returns on capital in both those businesses, you know, from that.

On the commercial side, the benefits on the commercial side are certainly in the U.S. As you look at the Akron business and our existing fire business, there's a lot of channel overlap.

And I think there's a lot of opportunity to bring a better overall product portfolio to market, and to be able to do that in a way where we're bringing kind of all of the high-value content from a flow perspective, to the OEMs and to the marketplace. So, I think there's definitely some benefit there.

In terms of AWG and Akron, were both the--you know, the leading players in their respective markets. And so, you've got, the number one player in the U.S., the number one player in Europe.

There are some materials and technology differences that will take some time to play through. We're--you're not going to just willy-nilly, integrate things that don't make sense. You want to be really sensible about that.

The channel overlap is a little bit less there, although there are some nice benefits of having it within the Lukas umbrella, AWG within our Lukas umbrella, which is our principle, rescue tool business.

Mr. Brett Linzey: Uh, okay. Great. And if I could just sneak one more in here, um, so, you've restructured the business, you know, to some degree. You've done, uh, a real good job on productivity.

Uh, you know, if we do see some modest inflection within this, you know, industrial complex, uh, I guess how should we think about incremental margins relative to the 30 to 35 that you guys have talked about, um, you know, in that sort of modest improvement environment?

Mr. Andy Silvernail: There's absolutely no reason that we wouldn't achieve those targets. If you assume that you move from what is--has been a flattish world to a 2 to 3 percent world, there's no reason that we wouldn't be able to deliver at those rates.

If you saw something that was better than that, say 3 to 4 percent, um, I believe, for some period of time, you would see even higher incrementals.

Mr. Brett Linzey: That makes sense. Um, uh, that's all I had. I appreciate it.

Mr. Andy Silvernail: Thanks, Brett.

Operator: Our next question's from the line of Matthew Mishan with KeyBanc. Please go ahead with your questions.

Mr. Matthew Mishan: Yeah, um, good morning, and thank you for taking my questions.

Mr. Andy Silvernail: Morning.

Mr. Matthew Mishan: Uh, so, you caught--looks like you caught, like, 6 million in the quarter from those delayed energy product--projects. And I'm assuming, um, those were not included in guidance for the second quarter.

And you still--you--even with those, you still came in at a decline of 1 percent organically versus flat guidance. Uh, does that mean the quarter was actually coming in worse leading up to those orders at the very end of the quarter? And how does that reconcile with, you know, the commentary we were seeing, kind of stability, um, and some level of improvement?

Mr. Andy Silvernail: Yeah, so, Matthew, I think you're mixing and matching a few things. So, let me separate them out. First one is around, those projects specifically. About half of that 6 million we had baked into our expectations. And about half wasn't. And obviously, you guys wouldn't have any insight to that going into the quarter.

And so, you're talking, yeah, three-ish million or so of revenue that was a little bit better than expected, plus or minus.

In terms of that relative to the commentary of stability, you're really talking about two very different markets, right? One is, the projects we're talking about were principally around energy and things that had sat in backlog for quite some time. And the comments around stability were really around the North American industrial markets, so two different pieces that I think it's important to distinguish.

Mr. Matthew Mishan: Okay. Got it. And then what are you hearing from your life science customers around the timing of spending from increased NIH budgets and what they're spending on?

Mr. Andy Silvernail: Yeah, nothing that's material. That's been a good news story for that part of the business here for a couple of years now. Spending started to increase, the aggregate spending itself is not that big a deal, right? So, how much is being spent by NIH is not that big a deal.

It tends to be a catalyst for the industry, right? So, the 35 billion or so dollars gets spent, by NIH. And it gets distributed incredibly broadly, across the scientific complex, in and of itself, does not drive a lot of business. It is really what it does to catalyze the industry around research and around production.

So, um, it's in my view, continues to be a net positive. But, I don't think it is something that's an inflection.

Mr. Matthew Mishan: All right. Got it. And last question from me is, um, I think you brought down your net share repurchase to 1 percent from 2 percent, um, for the full year. Is that a function of where the stock is, or is that a function of the acquisition pipeline?

Mr. Andy Silvernail: You know, the pipeline's been pretty good already, with AWG, and with Akron in total. You know, we've put a decent amount of money to work.

We've laid out a very clear, um, capital deployment strategy for people and how we've thought about share repurchase. The combination of those two things are part of our discipline.

Mr. Matthew Mishan: All right. Thank you very much.

Mr. Andy Silvernail: Thanks, Matt.

Operator: Our next question is from the line of Jim Giannakouros with Oppenheimer. Please go ahead with your question. Uh, Mr. Giannakouros, your line is open for questions.

Mr. Jim Giannakouros: Hey, sorry, I was on mute there. Uh, good morning, guys.

Mr. Andy Silvernail: Hey, Jim.

Mr. Jim Giannakouros: Um, sorry if I missed numbers to this. Um, but, uh, just to better understand, uh, the trends, uh, that you're seeing, um, in HST, if that segment is roughly two-thirds life science, etc., one-third industrial, what are--uh, what are the order growth, um, trends that you're seeing in each of those buckets that gets you to that, uh, kind of flat that you--uh, that you printed for 2Q, um, or what are the growth expectations for each bucket in the second half, just to better understand what, you know, the orders of magnitude that are contributing to, uh, your outlook in HST. Thanks.

Mr. Heath Mitts: So, Jim, we don't break it down that finitely. But, to--just to give you just some kind of bigger picture, you know, about half of it you would call industrial, and about half you would call truly scientific.

And so, you can kind of piece together that the scientific stuff is up low to mid-single digit generally, and the industrial stuff is kind of down the same, you know, plus or minus in the quarter.

And I think what you get is you get some firming from the industrial side in the back half and about the same kind of rates on the scientific side in, as you think about the back half. And that--.

Mr. Jim Giannakouros: --Got it--.

Mr. Heath Mitts: --Very general numbers.

Mr. Jim Giannakouros: Fair enough. Um, that's in line with what--how I was thinking about the scientific side, just given how--you know, what the OE guys are, uh--.

Mr. Heath Mitts: --Yep--.

Mr. Jim Giannakouros: --Are saying. Um, uh, one follow up, uh, if I may, just, uh, not to harp on Europe, but just to get a better understanding if I--if you can provide it on, you know, the end markets, whether it--you know, you said, uh, water is--uh, is a source of strength. I believe you cited Europe as well as--uh, as North America.

But, in Europe specifically, um, just given your views that Brexit, you know, just adds another layer of, uh, uncertainty, where would you say is--uh, are you more uncertain or there's more risk? Would you say that muni and commercial are just as much at risk or maybe, um, muni-related type of, uh, spending might be a little bit, uh, more stickier?

Mr. Andy Silvernail: I think, in the short term, I think the muni spend generally tends to have more stickiness to it, Jim, just because the budget cycles move much slower. And I think that's true in Europe as well as in the United States. So, you know, with big economic shifts of any kind, municipal tends to be a laggard in one way or the other, right, whether it's a positive laggard or a negative laggard.

That being said, the concern, right, that I have, that concern around contagion, if that were to play itself out, it's going to be a tough world there, right?

And you know, so far, there aren't kind of screaming indicators of that being the case. But, obviously, we're watching pretty closely. If we start to see an unraveling, if you start to see two or three other significant countries decide that they no longer want to play, our view is that that gets messy pretty fast.

Mr. Jim Giannakouros: Fantastic. Thank you.

Mr. Andy Silvernail: Thanks, Jim.

Operator: Our next question's from the line of Walter Liptak with Seaport Global. Please go ahead with your questions.

Mr. Walter Liptak: Hi, thanks. Good morning, guys.

Mr. Andy Silvernail: Hey, Walt.

Mr. Walter Liptak: Uh, wanted to ask about, um, uh, kind of a follow up to an earlier question, uh, about the--uh, the new products. And I'll frame [sp] it this way. You guys have done a great job with the operational performance and getting margin even with, uh, you know, revenue declines the last year and a half or so.

Uh, are there programs in place, uh, for organic growth, and I guess, uh, asking about, you know, the processes that might be different from the past or new products, new markets that might, um, you know, help you get, uh, more revenue growth in this very slow growth environment?

Mr. Andy Silvernail: Walt, I would not put it in the phrase of programs or processes. You know, it's just--it's what we do, right? And it's just how you run the businesses. And there's no doubt that the economic conditions have been challenging, and we face that, too.

But, when you lay us out against our peer group, and I actually think we--you know, even though I'm not very thrilled with the performance, I think we've performed pretty well organically, even though it's been a challenge.

And if you kind of lay that out against the--our peer group that we caught in our proxy or really the peer group that we get, you know, compared against, I think you'd see that we have pretty favorable results, both organically and in total.

That being said, how we think about this, Walt, is we've got about two-thirds of our businesses that I've squarely put in the growth category and in our businesses that we're going to continue to, uh, very, very aggressively fund, uh, and drive for organic performance.

And then we've got about 25 percent that I'd put in the world of fix where, you know, there's something substantially that needs to be changed in those businesses to position them for future growth.

And then you've got some stuff that's kind of in the middle that you're really asking to hold their own in the marketplace, um, uh, and certainly win. But, you're not asking for giant ambitions around growth.

And so, our process is really around differentiating, you know, where different businesses fit in that world and then investing and having expectations that are differential. And that's how we think about our portfolio. And that's how we think about driving performance.

So, in those businesses that are in that fix category, our expectation is really around total profit growth, right, expansion in margin and total profit growth. And those businesses that are in the growth category, it's around finding product and market, entrance and application that you can drive it differentially. And so, that's how we break it down and think of it, not so much as a program or a new process.

Mr. Walter Liptak: I got it. Okay. Thank you.

Mr. Andy Silvernail: Thanks, Walt.

Operator: Our next question's from the line of Matt Summerville with Alembic Global. Please go ahead with your questions.

Mr. Matt Summerville: Thanks. Uh, just a couple things. First, just in terms of maybe talk about the underlying trend you're seeing as we think about bidding activity in oil, gas, and chemical, more of those process-oriented markets, just the absolute level, but also then the conversion rates that you're seeing now in terms of converting a bid to an order and an order to a shipment, forgetting the quarter-end benefit that you guys have, if you can comment on that, that'd be great.

Mr. Andy Silvernail: Yeah, sure. So, Matt, as you know, we don't touch that very closely. It's a very, very, very small part of our business. You're talking 2, 3 percent that plays in that world, um, you know, generally, you know, that's playing in that large-scale, um, you know, bid world.

And so, we don't have--we're not going to be the experts on visibility into that world, except to say, for those places that we do touch it, there has not been a material increase, right? So, the benefits that we got at BAND-IT were around MRO, as you saw kind of oil spike.

In terms of the other small pieces where we play upstream, there has been no--nothing materially changed, in overall activity rates. I know, you know, rig counts have inched up here recently. But, we haven't seen anything that would tell us that there's a significant turnaround on the near horizon.

Mr. Matt Summerville: And then just lastly, you hit on this briefly with one of your recent responses, but how are you thinking about both the secular and cyclical factors that impact kind of the life sciences side of things and the water/muni side of things? What inning are we in, in each one of those? And I guess this is more a question on not necessarily Q3, but just--.

Mr. Andy Silvernail: --Yeah--.

Mr. Matt Summerville: --Looking out over the next 12 to 18 months, how to think about that.

Mr. Andy Silvernail: You know, so, Matt, when it comes to the life science side, the cycles tend to be driven more around new products than on kind of market demand. Market demand in many, many ways gets defined by new product introduction, right?

So, as you're able to cure, to test, to develop new things with new technologies, that tends to be the stimulant for demand around the life science world. And I think we're in a pretty good phase right now, um, where new products are launching. I think there's a pretty good cycle here in 2016, 2017.

So, I expect it to be pretty decent. That being said, we have seen in the past, as you get a bulk of new product introductions, sometimes you'll see a quarter or so pause as they're ramping up to--uh, um, to move through their channel.

So, uh, we keep an eye out for that. There's nothing that tells us that's imminent. But, we definitely keep an eye out. I think generally, we're still in the early to mid-innings of that phase there.

I think, on the municipal side, Matt, you know, we're still pretty early. And what I mean by that is you've just got to remember how tight municipal spending was for so long.

So, certainly, in the Western world, where would Heath be? You're two years into the expansion here, improvement. And we think you've got--.

Mr. Heath Mitts: --For sure--.

Mr. Andy Silvernail: --Another, you know, at least three or so years, maybe even longer, assuming you don't get a major macroeconomic shutdown. You know, that would tighten budgets. And that would tighten municipal spending. But, there still is--there's a lot of backlog in municipal spending in the Western world right now.

Mr. Matt Summerville: Great. Thanks a lot.

Mr. Andy Silvernail: Thank you, Matt.

Operator: Our next question is from the line of Jim Foung with Gabelli and Company. Please go ahead with your question.

Mr. Jim Foung: Hi, good morning, Andy and Heath. Um--.

Mr. Andy Silvernail: --Hey, Jim--.

Mr. Jim Foung: --Good quarter. Um--.

Mr. Andy Silvernail: --Thank you--.

Mr. Jim Foung: --Uh, just a couple questions. So, on the Brexit impact, uh, where would you see this if the events unfold, you know, uh, not as good as we--as--you know, as expected?

Mr. Andy Silvernail: I'm not as worried about the U.K. itself, so to speak, because I feel like we're in a pretty good position where our--if--when you compare our revenue base and our cost base, um, I think we're in a pretty good spot.

So, you know, depending upon how dramatic currencies change, depending about whether or not you start to see inflation in the U.K., the place that you could see is, you know, we've got, you know, 5 percent of our business that's in the U.K. You could see some--.

Mr. Jim Foung: --Okay--.

Mr. Andy Silvernail: --Inflation ramp up there. So, you've got to keep your head around that.

And then the other parts, whether it's how demand switches patterns, I don't see a big issue with that, again, because of the hedges, the natural hedge that we have between where we build and where we sell.

Again, Jim, I think the bigger concern for me is if this starts to roll itself through broader Europe. Um, that's my bigger concern.

Mr. Jim Foung: You--so, you eventually just come down to the order rights, right? I mean, you didn't see anything in the June order right, right, just because we saw kind of, uh, good numbers growing, uh, sequentially.

Mr. Andy Silvernail: Haven't seen anything yet. It's just--there's just a lot of noise. And so, you know, when you see that amount of noise, and I'm also realistic about the European Union, with everything that's gone on, it's still--there's a lot of fragility to it. And a major player deciding it doesn't want to play anymore can have the effects of starting to unravel some pretty important pieces.

Mr. Jim Foung: Are you currently seeing a delay in potential orders if we don't get the, uh, worst-case scenario of Brexit, some of these orders could--?

Mr. Andy Silvernail: --Not yet, Jim. No, we haven't seen anything yet.

Mr. Jim Foung: Haven't seen anything. Okay.

Mr. Andy Silvernail: No.

Mr. Jim Foung: And then just moving on just to the energy, um, shipments, um, uh, what drove the customers to take delivery in Q2, you know? I mean, is it because of the confidence in, uh, the higher oil prices relative to the past or--?

Mr. Andy Silvernail: --No, and--.

Mr. Jim Foung: --The budgets?

Mr. Andy Silvernail: Ultimately, it's a little hard to tell. And these are things that require cash on hand and letter of credit.

Mr. Jim Foung: Right.

Mr. Andy Silvernail: When they happen, they happen. What allowed them to either have the cash or get the letter of credit signed, I'm--honestly, it's hard to have any insight into that. But, it's clear that, you know, those things kind of happened in conjunction with a few things at the same time.

Mr. Jim Foung: Have you seen any positive indications from customers in terms of your book and ship energy business?

Mr. Andy Silvernail: No.

Mr. Jim Foung: No?

Mr. Andy Silvernail: Yeah, yeah, just--I mean, aviation, as we talked about before, that continues to be good. But, just on the normal book and ship, nothing of note.

Mr. Jim Foung: Yeah? Okay. Okay. Thank you very much.

Mr. Andy Silvernail: Thanks, Jim.

Operator: Next question is from the line of Joe Giordano with Cowen and Company. Please go ahead with your question.

Mr. Joe Giordano: Hey, guys, good afternoon.

Mr. Andy Silvernail: Hey, how are you? Did we hit afternoon already?

Mr. Joe Giordano: I guess we're getting there. Um, quick for me, uh, I think you mentioned with Akron, like, a 500 basis point margin opportunity, uh, over the next three years. Would that get you to kind of where the segment is now, or is that a little bit--get you a little bit below where the second--?

Mr. Andy Silvernail: --It'd be a little lower. It'd be a little lower, but it'd be very attractive.

Mr. Joe Giordano: Okay. Um, and then just the capital deployment event, uh, more recently towards fire rescue, is that more indicative of just the valuation in that market or rather than, like, the--necessarily the forward prospects? Is that just where you're seeing the best long-term value based on what, uh, sellers are asking for?

Mr. Andy Silvernail: Well, obviously, with both, AWG and with Akron, we bought the businesses at reasonable valuations. A lot of it has to do with when properties are available. And so, obviously, with AW--excuse me, with Akron, that was driven by the seller's need. As I think we've mentioned in the past, we had been talking to them and about that business for some time.

As they decided strategically what they needed to do, that really opened up the opportunity. And then, of course, Akron was owned--excuse me, AWG was owned by a private equity firm. As pieces and parts start to move in any one industry, it tends to catalyze other movement. And it'd been owned for a few years and what not. And they had done some good things with it.

So, I think, you know, our purchase of Akron probably started to open up that market a little bit. And we were the natural buyer in both cases.

Mr. Joe Giordano: If another property of size in that market was to come available, is that something you'd pounce on just by--you know, you've put a lot of capital into those markets over the last year?

Mr. Andy Silvernail: You know, I don't--put it this way. First of all, I don't see that happening. There's nothing--there's lots of little things, but there's nothing that would fit that definition, today.

I wouldn't expect it today. I mean, obviously, if the greatest thing in the world at a very cheap price were to come up, certainly, we would consider it. But, as it looks right now, I don't see anything kind of on the immediate horizon, like you've described.

Mr. Joe Giordano: Cool. Thanks, guys. Appreciate it--.

Mr. Andy Silvernail: --Joe.

Operator: Thank you. At this time, I will turn the floor back to Andrew Silvernail for any closing remarks.

Mr. Andy Silvernail: Well, thank you, all, very much. I appreciate the questions here today. And I appreciate your interest in IDEX and the support of the business.

When it's all said and done, the conditions that remain today are very similar to what we've seen in the past year or so with some benefits of some industrial stability here in the United States that we saw in the quarter.

But, mostly, it's really around the team's ability to execute. And that's what I'm most proud of is our ability to continue to drive performance in an environment that is still murky.

And so, I really appreciate my team, and I thank them for all of their performance. And I look forward to talking to you all again here in 90 days. Thank you.

Operator: Thank you. This concludes today's conference. Thank you for your participation. And you may now disconnect your lines at this time.